Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (“Amendment No. 2”) is executed on and entered into on December 14, 2019, (the “Effective Date”), by and among Ampio Pharmaceuticals, Inc. (the “Company”), and Daniel Stokely (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS,  the Parties executed an Employment Agreement on July 9, 2019 setting forth certain terms of employment between the Parties;

WHEREAS, the Parties executed an amendment to the Employment Agreement on August 20, 2019; and

WHEREAS, the Parties mutually desire to amend the terms of compensation set forth in Section 3(b) and 3(f) of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations set forth in the Employment Agreement and this Amendment, the Parties hereby agree that Sections 3(b) and 3(f) of the Employment Agreement shall be modified as follows:

(b)         Equity and Long-Term Compensation.  The Company hereby agrees to grant Executive an option to purchase 400,000 shares of the Company’s common stock (the “Option”) at an exercise price equal to the closing price of the Company’s common stock as reported by the New York Stock Exchange on the Start Date.  The Option shall vest fifty percent (50%) on the Start Date and the remainder three-hundred sixty-five (365) days after the Start Date.  Additionally, the Company agrees to grant to Executive an option to purchase 30,000 shares of the Company’s common stock (the “Second Option”) at an exercise price equal to the closing price of the Company’s common stock as reported by the New York Stock Exchange on January 2, 2020.  The Second Option shall vest fifty percent (50%) on January 2, 2020 and fifty percent (50%) on the date that is three-hundred sixty-five (365) days after the Start Date. The Option shall be subject to the terms and conditions of the Ampio Pharmaceuticals, Inc. 2010 Stock Option and Incentive Plan, as amended, and a Stock Option Agreement, to be executed.  The Second Option shall be subject to the terms and conditions of the Ampio Pharmaceuticals, Inc. 2019 Stock Option and Incentive Plan and a Stock Option Agreement, to be executed. During the Employment Period, and subject to approval of the Board’s Compensation Committee, Executive shall also be eligible to participate in any equity and/or other long-term compensation programs established by the Company as set forth from time to time for senior executive officers.  Executive’s target annual equity award opportunity shall be determined by the Compensation Committee and shall be no less favorable than the target equity award opportunity available to other similarly-situated senior executives of the Company generally, with the actual award to be determined by the Compensation Committee on a basis not less favorable to Executive than to other similarly-situated senior executives of the Company generally.

(f)         The Company shall reimburse Executive for reasonable commuting and corporate-supported housing expenses, up to a maximum of six-thousand U.S. Dollars (US$6,000) per month for up to eight (8) months (“Commuting Expenses”),  as well as for reasonable moving expenses and realtor fees incurred as a result of moving Executive and Executive’s family to a residence in the State of Colorado near the Company (“Relocation Expenses”).  The Commuting Expenses and Relocation Expenses shall be paid to Executive in accordance with the Company’s expense reimbursement policies, if any, and in any event only following presentation of itemized receipts evidencing such expenses and, so long as such receipts have been presented, the Commuting Expenses and Relocation Expenses shall be paid during Executive’s first year of employment.  Additional funds provided Executive to compensate for taxes paid by Executive on relocation expense reimbursements shall not exceed $15,000. However, if Executive’s employment is terminated by Executive for any reason, or by the Company for Cause (as defined below), on or before the date that is eight (8) months from the Start Date, then the Relocation Expenses shall be repaid in full by Executive to the Company.  Commuting Expenses and Relocation Expenses shall also be repaid by Executive to the Company at a pro-rated amount, as set forth below, if Executive’s employment is terminated by Executive for any reason, or by the Company for Cause, at any time after any date that is eight (8) months but earlier than eighteen (18) months from the Start Date.

Executive’s Duration of Employment with the Company (Calendar Days Continuously Employed After Effective Date)	Percentage of Commuting and Relocation Expenses Executive Must Repay to the Company
0 -244 days	100%
245 - 272 days	75%
273 - 365 days	50%
366 - 547 days	25%

All remaining terms of the Employment Agreement shall remain in full force and effect, and nothing in this Amendment shall alter any other terms therein in any way.  Enforcement of this Amendment shall be governed by the terms of the Employment Agreement, and this instrument should be treated as an Appendix thereto.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, and Executive has hereunto set Executive’s hand, all as of the Effective Date specified above.

Ampio Pharmaceuticals, Inc.

By:	/s/ Michael Macaluso
Name:	Michael Macaluso
Title:	Chief Executive Officer

Date:	December 14, 2019

Executive
/s/ Daniel Stokely
Daniel Stokely

Date:	December 14, 2019